As filed with the Securities and Exchange Commission on November 9, 2023

Registration No. 333-269972

Registration No. 333-269973

Registration No. 333-261786

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-269972

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-269973

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-3 REGISTRATION STATEMENT NO. 333-261786

UNDER

THE SECURITIES ACT OF 1933

EQRX, INC.

(EQRx, LLC, as successor to EQRx, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	86-1691173
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

50 Hampshire Street

Cambridge, Massachusetts 02139

(617) 315-2255

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark A. Goldsmith, M.D., Ph.D.

President and Chief Executive Officer

Revolution Medicines, Inc.

700 Saginaw Drive

Redwood City, California 94063

(650) 481-6801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Mark V. Roeder

Joshua M. Dubofsky

Ian Nussbaum

John C. Williams

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by EQRx, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-3 (No. 333-261786) initially filed on Form S-1 with the SEC on December 20, 2021, as amended March 23, 2022 and February 23, 2023, pertaining to the registration of (A) up to 19,733,333 shares of common stock of the Registrant, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 8,693,333 shares of Common Stock that are issuable upon the exercise of 8,693,333 warrants (the “Placement Warrants”) originally issued in a private placement in connection with the initial public offering of CM Life Sciences III Inc. (“CMLS”) by the holders thereof and (ii) up to 11,040,000 shares of Common Stock that are issuable upon the exercise of 11,040,000 warrants (the “Public Warrants” and, together with the Placement Warrants, the “Warrants”) originally issued in the initial public offering of CMLS by the holders thereof, and (B) the registration of the offer and sale from time to time by the selling securityholders named therein of (i) up to an aggregate of 209,267,414 shares of Common Stock, including up to 8,693,333 shares of Common Stock issuable upon the exercise of 8,693,333 Placement Warrants (as defined therein), and (ii) up to 8,693,333 Placement Warrants.

•

Registration Statement on Form S-3 (No. 333-269972) filed with the SEC on February 23, 2023, pertaining to the registration of the offer and sale from time to time by the selling securityholders named therein of up to 131,652,219 shares of Common Stock.

•

Registration Statement on Form S-3 (No. 333-269973) filed with the SEC on February 23, 2023, pertaining to the registration of up to $300,000,000 in aggregate principal amount of an indeterminate amount of Common Stock, preferred stock, debt securities, warrants and/or units.

On November 9, 2023, pursuant to the terms of an Agreement and Plan of Merger, dated as of July 31, 2023 (the “Merger Agreement”), by and among the Registrant, Revolution Medicines, Inc., a Delaware corporation (“Revolution Medicines”), Equinox Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Revolution Medicines (“Merger Sub I”), and Equinox Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Revolution Medicines (“Merger Sub II”), Merger Sub I merged with and into the Registrant (the “First Merger”), with the Registrant surviving the First Merger as a direct, wholly owned subsidiary of Revolution Medicines (the “First Merger Surviving Corporation”), and following the First Merger, the First Merger Surviving Corporation merged with and into Merger Sub II, with Merger Sub II surviving as a direct, wholly owned subsidiary of Revolution Medicines (together with the First Merger, the “Mergers”).

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities of the Registrant registered but unsold under the Registration Statements, if any, as of the date hereof.

The foregoing description of the Mergers, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts on November 9, 2023.

EQRx, LLC (as successor by merger to EQRx, Inc.)

By:	/s/ Jack Anders
Name:	Jack Anders
Title:	Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.